EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-46834, 33-87844, 33-88984 and 33-63429 on Form S-8 of our reports dated November 10, 2005, relating to the financial statements of Apollo Group, Inc. and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report to Shareholders, which is incorporated by reference in the Annual Report on Form 10-K of Apollo Group, Inc. and subsidiaries for the year ended August 31, 2005.
DELOITTE & TOUCHE LLP
Phoenix, Arizona
November 10, 2005